EXHIBIT 99.2

Conference Call Transcript dated January 22, 2010

People’s United Financial, Inc.	PBCT	Q4 2009 Earnings Call	Jan. 22, 2010
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MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the People’s United Financial Inc. Fourth Quarter Earnings Conference Call. My name is Towanda [ph] and I will be your coordinator for today. At this time, all participants are in a listen-only mode. Following the prepared remarks, there will be a question-and-answer session. [Operator Instructions] As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to Mr. Philip Sherringham, President and Chief Executive Officer of People’s United Financial Inc. Please proceed, sir. Your line is open. Mr. Sherringham, your line is open. Mr. Sherringham , you may proceed.

Philip Sherringham, Chief Executive Officer and President

Yes. Thank you. Good morning, everyone, and welcome to the fourth quarter 2009 earnings conference call of People’s United Financial. I am Philip Sherringham, President and CEO, and I will be presenting our results this morning with Paul Burner, our CFO. Other members of our management team are here with us and may answer questions as appropriate.

I will be speaking from our quarterly slide deck, which is available under Investor Relations at www.peoples.com. Before we move on to the presentation, I’d like to remind you all to be sure to read our forward-looking statements on slide one. Now I’d like to start with a few comments about the current banking sector landscape, prior to discussing the quarter’s results.

Against the backdrop of a principle multi-year global deleveraging process, the banking industry continues to be under pressure and additional consolidation can be expected. The reasons for these are clear and as follows. As we all know, of approximately 8,500 banks in the United States, only 11 have total assets greater than 100 billion. The approximately 300 banks with assets between one and 100 billion generally share the following characteristics: assets consists primarily of loans and securities, approximately 70% of the loan book is secured by real estates and in the midst of a long deleveraging cycle, housing remains depressed, despite unprecedented government intervention and commercial real estate problems are just now beginning.

Consumer loans represent approximately 11% of the average portfolio and commercial loans on average 19%. Today, both of the asset classes are generally impacted by higher credit costs as well as reduced demand for credits. Borrowings represent 15% of liabilities on average. Non- interest revenue is just 22% of operating revenue and capital markets activities are light to non- existents. Securities portfolios make up 25% of total assets on average and as the weakness of the economy persists, total returns will come under pressure.

And last but not least, the return on average equity for the group in the third quarter of 2009 was a negative 14%. In the context of this environment, our earnings remained stable this quarter, nonetheless we’re continuing to grow our commercial footings while actively managing risk. Add to this mixture, a much more active regulatory environment, a forecast of a hundreds of additional bank failures along with increased willingness on the part of management teams of healthier banks to consider the mix of combinations and more M&A activity seems likely.

Again as I noted earlier, consolidation within the banking industry is clearly necessary. The survivors will benefit from their low-cost deposit funding basis and ability to write loans that they repaid. We continue to believe that we’re well positioned for this new generation opportunity.

And so now on to slide two, operating net income for the fourth quarter was $28 million or $0.08 a share excluding 4.5 million pre-tax or $0.01 per share after-tax of non-recurring charges related to systems conversion and acquisition related expenses. The quarter’s results reflect continued

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People’s United Financial, Inc.	PBCT	Q4 2009 Earnings Call	Jan. 22, 2010
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growth in our core loan portfolios and deposits despite the challenging environment. The margin held steady at 319 compared to the third quarter, which was up seven basis points for the second quarter of 2009. We’ll speak to that in greater detail a bit later.

Net loan charge-offs for the quarter decreased to 38 basis points for average loans on an annualized basis from 44 basis points for the end of third quarter 2009 and we’re only 29 basis points for the full year. Our ratio of NPAs to loans, REO and numerous assets, modestly increased to 1.44%, or 1.35% in the third quarter. I would note again that our asset quality has held up remarkably well on both the irrelative and absolute basis through these most reversionary cycle as we continue to enjoy limited loss content in our home loan portfolio but most of the bad news is substantially behind us.

We’re pleased that our industry leading intangible equity ratio remains strong and 18.2% pro forma for the pending acquisition of Financial Federal this will increase again to 18.6%. And of course, we announced during the fourth quarter of acquisition of Financial Federal a very attractive transaction that is immediately accretive and which we expect to close on February 19.

With that, I hand over to call to Paul to provide you with the details of the quarter. Paul?
Paul Burner, Senior Executive Vice President and Chief Financial Officer

Thank you, Philip, and good morning, everyone. Our net interest margin remained stable in fourth quarter at 3.19% improvement in the spread was offset by growth in deposits. Our interest spread increased by three basis points as liability costs decreased by more than the yield on earning assets. Higher average deposits of 236 million for investing in head funds, which increased as such and offset the increasing spread costing the margin to remain, unchanged. We had a slight increase in non-performing assets in the quarter NPAs increased nine basis points to 1.44% are experiences is better than others and in fact our fourth quarter NPAs are a roughly a third of those of our peers in top 50 banks as of the third quarter. We continue to feel comfortable with our asset quality in the current environment because of the strength of our initial underwriting as well as our monitoring resolution and loss control practices.

Slide five provides a deeper dive into our CNI asset quality, when the level of non-performers decreased somewhat during the quarter, then we saw an increase charge-offs for the quarter. The portfolio is well diversified and continues to focus on core middle-market customers where we are able to provide better service than larger banks. Additionally, PCOs, our Equipment Finance business finances mission critical equipment that maintains value. Coupled with our workout resolution processes, we’ve been able to limit losses in this portfolio. By the way, this loss will be shared by Financial Federal as well.

On slide six, you can see a breakout of our commercial real estate credit performance. NPAs dropped by 15 basis points to 1.34%, which is about one-third of the top 50 banks and net charge- offs dropped back down to 12 basis points for the quarter. We remain comfortable with the overall quality of our commercial real estate portfolio.

The next slide shows a slight increase in NPAs for our mortgage portfolio to 2.07%, the charge-offs have dropped by 50% in the fourth quarter. Of the 52.7 million in mortgage NPLs, around 70% have current LTVs of less than 90% suggesting minimal loss content for the overall portfolio, our practices to obtain updated appraisals at 90 days past two.

Generally, we had low average loan to values and origination and current FICO scores of 724. And again I’d remind you that we stopped portfolio in residential loans at the end of 2006.
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People’s United Financial, Inc.	PBCT	Q4 2009 Earnings Call	Jan. 22, 2010
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Slide eight illustrates the credit quality trends for home equity for the fourth quarter of 2009, which remain flat compared to the third quarter. As you can see on the left of the page, the fourth quarter is 29 basis points of NPAs for us compares very favorably to the top 50 in our peer banks last quarter. Our net charge-offs were up in the quarter about 15% at the level of the top 50 and 20% of our peer group. Utilization rates are relatively steady at 48%. We remain comfortable with this portfolio, which is an important part of our retail customer relationships.

The next slide reflects our charge-off experience over the past few years. Our loss ratio dropped to 38 basis points in the fourth quarter of 2009 from 44 in the third. This is about 20% of both the top 50 banks and our peer group as in last quarter. We’re also happy to point out that our full-year charge-offs were 29 basis points. Due to our strong underwriting, we expect to continue to see minimal loss content overall.

On slide 10, we take a look at our Texas ratio and if you look us relative to the industry, there continues to be no comparison.
And now I’ll hand it back to Philip.
Philip Sherringham, Chief Executive Officer and President

Thanks Bob. As we’ve done traditionally in January, we want to give you some thoughts on what we expect in the coming years keeping into account of course the FIF, Financial Federal acquisition. We expect Financial Federal or FIF to gross on February 19, 2010, which is three days after this special shareholder meeting. We looking at [indiscernible] incremental commercial and consumer loan growth of billion dollars in the year, which will be offset by an estimated $100 million of shared national credit run-off and an additional 430 million of residential loan amortization. Adding FIF will not significantly change any asset total as those loans will be funded with what is currently cash or investments.

On the deposit front, we’ve had strong trends of year 2009 with growth exceeding our expectations. For 2010, we feel we’ll retain these balances. So looking at period end over period end, growth will be modest at full year average growth is expected to be approximately 4%. Additionally, we expect to see a continued slight reduction in our cost of deposits during the course of the year.

Now to the margin. As we mentioned that we expect the flat rate environment for the year. However, there should be some modest benefit for the net repricing for our both assets and deposits as well as a significant benefit from the addition of FIF to the loan mix. Overall, we’d expect the margin for the year to increase in this scenario by about 45 basis points. But if we’re wrong and rates do rise at some point, we’re very well positioned to reap further benefits. For every 100 basis points increase in the Fed funds, our net interest income will increase by $50 million on an annualized basis.

Regarding asset quality, we feel our current allowance level is appropriate for the portfolio and we will continue to cover our charge-offs with the provision. The closure of our Financial Federal acquisition with that portfolio will come over with a full purchase accounting mark and should not incur therefore any additional losses. Incremental growth in FIF’s portfolio post closing will incur provision expense in line with our existing methodology. We would expect our covered ratio to remain approximately at 120 on the legacy portfolio.

Now please keep in mind that when we announced first quarter earnings, the entire FIF portfolio have been marked under FAS 141(R), so this ratio was mathematically declined for the combined portfolios. Overall, fee income will increase about 2.5%, with bank services charges down 7.5 million, due to the headwinds associated with the low overdraft fee income offset with growth in Wealth Management fees and in FIF contribution.

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People’s United Financial, Inc. Company ▲	PBCT Ticker ▲	Q4 2009 Earnings Call Event Type ▲	Jan. 22, 2010 Date ▲

On the expense front, of course, we continued to limit the expenditure as possible, but there will be some incremental expenses as we complete our core systems conversion to Metavante as the operations of FIF incur contractual occupancy in annual compensation increases.

As you may know, the legacy people united franchise had effectively no data processing expense beyond personal costs, as we own, are now unequated core system. The old Chittenden franchise is an outsourced system, which will lead to some cost savings by transitioning the entire company to Metavante. However, on a net basis, it’ll still be approximately $8 million of incremental operating expense in 2010, and approximately $15 million of one-time non-operating converging expenses in the year. Adding in the operation of FIF quarterly operating expense in 2010 are likely to average about $185 million. And finally the tax rate for 2000 is expected to be approximately at 33%.

So to conclude on slide 12, I’d like again to briefly highlight the continued strength of our position. We have a very strong balance sheet with an enviable 19% tangible capital ratio and no wholesale borrowings. We have exceptional asset quality with the low level of non-performing loans and very low loss content within that portfolio.

We have a low-cost stable deposit base and loyal satisfied customers. We have excellent growth opportunity ahead of us both organically and to acquisitions. To that point, we continue to focus on seeking acquisitions within the highly desirable northeast region from Maine to Washington, DC.

We have however, also opened the possibility of transaction in other geographies particularly FDIC transactions to the extent that may not be available in the northeast. In addition, given our asset sensitivity, we’re poised to leverage earnings growth when the economy recovers and as interest rates begin to increase.

That concludes our presentation. And now we’ll be happy to answer any questions you may have.

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People’s United Financial, Inc.	PBCT	Q4 2009 Earnings Call	Jan. 22, 2010
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QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions]. Your first question comes from the line of David Hochstim with Buckingham Research Group. You may proceed sir.
<Q – David Hochstim>: Hi, good morning.
<A – Philip Sherringham>: Good morning, David.

<Q – David Hochstim>: Could you give us an update on what you’re seeing in way of commercial C&I loan demand, is there – are there any pockets of signs of pickup in particular geographies, and then sort of a salt to that just kind of what was in the up tick in C&I charge-off this quarter?

<A – Philip Sherringham>: Yeah, in terms of the loan demand by geography, I would say if you look at our franchise overall, we got stronger points and weaker points. The states of Vermont and Maine, has been fairly quite in terms of the activity a reflection of their local economy, if you will. And things have been bubblier shall we say in Connecticut and New York. So that’s the story there. In terms of the charge-offs it’s really a nothing particular – no particular sector or anything. Charge-offs in terms of C&I loans, as you know tend to be lumpy.

<Q – David Hochstim>: All right. And on the residential origination for sale, have you seen any change in customer volume recently?

<A – Philip Sherringham>: Not particularly. Customer volume is down from the first half of the year, first half 2009 I’d say, last year. But mortgage rates are still fairly low, activity is moderate I’d say.

<Q – David Hochstim>: And in terms of the fees you can get from the buyers, are those holding up or they?
<A – Philip Sherringham>: Yeah, they’re holding up. So the decline in gains on sale is a function of lower volume really.
<Q – David Hochstim>: Okay. Thanks.
<A – Philip Sherringham>: Sure.
Operator: Your next question comes from the line of Collyn Gilbert with Stifel Nicolaus. Please proceed.
<Q – Collyn Gilbert>: Thanks. Good morning, guys.
<A – Philip Sherringham>: Good morning, Collyn.

<Q – Collyn Gilbert>: I’m going to come out of the gate so up with the M&A questions. In terms of – obviously as we look at the landscape of potential deals, when we look at the banks that are under troubled list, it seems as if the flurry of potential FDIC deals that are going to come through the pipe and I’m talking not obviously in the northeast, but nationwide, will more than likely be smaller banks, I mean the size of transactions that we’ve seen in the last – the latter part of the year may be the supply of larger FDIC deals is not necessarily there. So given that, number one you can speak to that point that I just made. But number two, how are you weighing – what’s going on within your own market? And you see now that we’ve seen moderate stabilization of credit among some of these smaller regional banks, does that give you kind of the comfort and the confidence you needed to sort of expedite the potential end market transaction? And I’ll stop there.

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People’s United Financial, Inc.	PBCT	Q4 2009 Earnings Call	Jan. 22, 2010
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<A – Philip Sherringham>: All right. Yeah, it’s a long question. Let me start with the fact that we’re not entirely focused on FDIC-assisted transactions, okay. I mean, clearly, you are right in terms of FDIC-assisted transactions, I think we’ll still see a couple maybe more than that, it’s a larger balance somewhere in the country’s field this year. Obviously, I’m not going to give you names here, but you can probably [indiscernible] some candidates if you would like to. And those may not be probably not are in the Northeast. So we’ll see when that happens. There are still, having said, this is a likely a medium-size institutions that will encounter severe problems and we could be looking at some of those. Having said this, I’d like to point out that we’re not just looking at SEC transactions. There are quite a few other banks of reasonably good size outside. They’re actually interested potentially in talking to us about a combination. So, I want to make myself to the FDIC situation and we’re talking some of those.

<Q – Collyn Gilbert>: Okay. That’s encouraging. Then in terms of just other deployment potentials for the capital, obviously we’ve got organic growth and you’ve got share buybacks, and I think when you guys initially did the raise in 2007 or did the conversion you’ve said two to three-year time line for starting to deploy some of that and maybe if not, by then you would think about buybacks. Where – what is your view on buybacks?

<A – Philip Sherringham>: Well, I want to go back to what you just said. When we raised the capital, if I recall correctly, Collyn, at the time we said, we take three to five years to deploy the capital.

<Q – Collyn Gilbert>: To deploy it all, but I thought that you put a different timeframe in terms of – if there were no deals to be done in that sort of timeframe then you would think about doing a buyback.

<A – Philip Sherringham>: Right. After the five years, that’s probably true. Having said this, we’ve done two deals already. We’re working on others, and I think we’ll – I’m fairly confident we’ll be able to one or more deals before the expiration of the five-year timeframe, if you’d like. Having said this, obviously buybacks always is an option in terms of returning capital. I do want to point out that we have a very healthy dividend, as you know. One of the few banks actually increased their dividends last year, and that’s another way of returning to capital. And I believe our shareholders are going to appreciate it.

<Q – Collyn Gilbert>: Okay. And then just one final question and if you covered this your initial comments, I apologize. But again, if we’ve seen moderate stabilization in the Northeast in the economy, does this change your view and your appetite for risk as it relates to organic growth?

<A – Philip Sherringham>: Not necessarily. I mean our appetite for risk, our underwriting criteria had been very stable over time. And that’s, as you know, of course, at present it was very positioned. I think it’s frankly a be premature at this point given we’ve seen the economy to declare victory and loosen up dramatically. I just don’t think it’s seasonal – also don’t think is necessary because frankly we’re getting a fewer opportunities in terms of very attractive financing, very attractive credits. We don’t particularly need to loosen underwriting to get more volume. I don’t think it’d be wise yet.

<Q – Collyn Gilbert>: Okay. Okay. That’s helpful. Thanks.
<A – Philip Sherringham>: Sure.
Operator: Your next question comes from the line of Rick Weiss with Janney. Please proceed.
<Q – Rick Weiss>: Good morning.
<A – Philip Sherringham>: Hello, Rick, good morning. How are you?
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People’s United Financial, Inc.	PBCT	Q4 2009 Earnings Call	Jan. 22, 2010
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<Q – Rick Weiss>: I’m good. Thank you. hey, wanted to ask you about the pending acquisition of FIF. And let me first start, is there any different like kind of cultural issues with regard to the lending standards that they have, compare to the to the People’s franchise?

<A – Philip Sherringham>: Well, one of the strengths of the franchise, as you know, historically they’re greater asset quality. They survive the turmoil in the industry by seeking to anything and focusing on credit very heavily. I think the way they approach the businesses is a little different from the way we do. And generally, I’d say that they tend to take a bit more credit risk and they get to higher returns, but the trade-off works. And so when we close the deal, the plan is to keep them operating just the way they are essentially.

<Q – Rick Weiss>: Okay.
<A – Philip Sherringham>: On a decentralized basis if you will.
<Q – Rick Weiss>: Okay. The second question is, when you brought up 141(R) then comes the rent you’re marking to fair value. What do you expect the margin to do as a result of that?

<A – Philip Sherringham>: Well, the mark is basically a credit mark in this case, okay. So the impact is that if we got the mark right, and this applies to everyone in the industry by the way in terms of acquisition and in terms of accounting standard. If we get the mark right, that particular portfolio should not have anymore losses in it. And in fact, if we’re overly conservative, over time we’ll get it back of course. The impact on the margin of the FIF acquisition, I highlighted in my comments, we expect the margin to be up about 45 basis points as a result of the acquisition.

<A – Paul Burner>: And that’s because of the yield is higher right now and not because of the purchase accounting adjustments.

<A – Philip Sherringham>: That’s correct. There were two things. The yield on the asset is higher and of course we’re substituting our cost of funds with their cost of funds, which is pretty significant difference. I’d point out by the way that our cost of deposits in December was 85 basis points, which is lower than the average for the quarter of 95 basis points. So their cost of funds last time it was about 360, 370 at Financial Federal. So that’s going to go. We’ll replace it our cost of funds. You can see the huge pickup there, which helps the margin force a lot, along with high yields on the asset side.

<Q – Rick Weiss>: We should be funding relatively short or little quickly?
<A – Philip Sherringham>: Yeah. We’re going to pay it off almost immediately.

<Q – Rick Weiss>: Okay. And one final question, Philip, if I could. I know it’s in the past transcripts whatever you’ve said that you expect significant earnings accretion from this deal, is that ever quantified?

<A – Philip Sherringham>: Yeah. It’s about 25%.
<Q – Rick Weiss>: 25%, okay. Got it. Okay. Thank you very much.
<A – Philip Sherringham>: Sure.
Operator: Your next question comes from the line of Matthew Kelley with Sterne, Agee. Please proceed.
<Q – Matthew Kelley>: Yeah. Hi, guys.
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People’s United Financial, Inc.	PBCT	Q4 2009 Earnings Call	Jan. 22, 2010
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<A – Philip Sherringham>: Hi, Matt. How are you?

<Q – Matthew Kelley>: Good. On the just staying with the FIF for a minute, if you look at the loan balance is coming down seven or 8% a quarter, I mean where do expect the final acquired loans balance to be relative to the 1.5 billion that was modeled in your announcement in November?

<A – Philip Sherringham>: While we expect to be somewhat lower, I’d say probably about – close to $4 billion
<Q – Matthew Kelley>: Okay. So the pace of decline began to moderate, I mean, are you stepping in to kind of...

<A – Philip R Sherringham>: Yeah, the pace of decline was a function, I think of the economy itself. The fact that many of those OEMs, people like Caterpillar and so on saw reduced sales in their – reduced need for financing the equipment obviously. So, I think as they economy eventually picks up, you’ll see a turnaround there. I’d also like to suggest that obviously in their prior environment, since that had funding constraints. And they managed that situation pretty well. Having you said this, if you will move the funding constraints, our transactions will do for them, they’ll have more opportunity to grow the business clearly. Where that being constraint of us, finding the funding or guaranteeing the funding and so on.

<Q – Matthew Kelley>: Okay. And then on the expense guidance that the 185, what is the full-year expense flow that your including for FIF, there were running about 10 million a quarter, so the full 40 million or is there any synergies at all?

<A – Philip Sherringham>: 30 million, corresponds to the 185. There maybe a little opportunity there, but really the acquisition synergies are build on expense reduction.
<Q – Matthew Kelley>: Right. Okay. So, in place kind of 20 or $30 million, actually $30 to $40 million increase in kind of core Peoples expenses and its imbedded in that 185 guidance.
<A – Philip Sherringham>: Yes, probably right.
<Q – Matthew Kelley>: Okay. Just want to make sure clear on that. Thank you very much.
<A – Philip Sherringham>: Sure.
Operator: [Operator Instructions] your next question comes from the line of Damon Delmonte with KBW. Please proceed.
<Q – Damon Delmonte>: Hi, good morning. How what you guys?
<A – Philip Sherringham>: Hello, Damon, how are you?
<Q – Damon Delmonte>: Good. Thanks, Phil. Phil could you just talk a little bit of the increase in REO this quarter and what led to that?
<A – Philip Sherringham>: Yeah. It’s basically migration in the portfolio, we had a large non-performing loan, which became REO accounts for the bulk increase actually $10 million.

<Q – Damon Delmonte>: Okay. Great. And then could you just give us a little color on your strategy of certain FDIC assisted opportunity arise that’s outside of the northeast, kind of what’s your strategy would be for running that franchise?

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People’s United Financial, Inc.	PBCT	Q4 2009 Earnings Call	Jan. 22, 2010
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<A – Philip Sherringham>: Yeah. The point I’d like to make here is that we currently run a multi- state franchise. And candidly if you think about the Bangor Maine, as quite distance from, I had out this here, so we feel that we have the bandwidth to manage a franchise from anywhere at this point and that’s all we do. It’s difficult to be specific because it depends some course on the situations, the geography and so and so forth. The existing management if any and another considerations like that obviously.

<Q – Damon Delmonte>: Okay, great. Thank you. And then lastly, why do you guys continue to look for potential acquisitions? Any thoughts on opening new branches and some of more metropolitan areas in New England like Boston or Providence?

<A – Philip Sherringham>: Yeah. I mean that’s sort of the fallback position if you will. We actually have plans to open eight branch in the Boston market in Wesley this year. So that’s the example of that. As we said many times before though, it usually takes a while for banks to pick up and become profitable. And it’s not a preferable deployment of capital just because it will take too long.

<Q – Damon Delmonte>: Okay, great. Thank you very much.
<A – Philip Sherringham>: Yeah. As we know, we’ve been pretty successful opening new branches in Westchester County, so we’ll see.
<Q – Damon Delmonte>: Great. Thank you.
Operator: Your next question comes from the line of Bob Ramsey with FBR Capital Markets. Please proceed.
<Q – Bob Ramsey>: Hey, good morning.
<A – Philip Sherringham>: Good morning.

<Q – Bob Ramsey>: Just, I’m not sure like if I got it correctly. But in the introductory comments that you all said that there would be also 15 million of one-time non-operating expenses in 2010 that are not part of that 185 core run-rate.

<A – Philip Sherringham>: Yeah. That’s correct.
<Q – Bob Ramsey>: Okay. And are those expenses related to FIF or they’re still Chittenden or...
<A – Philip Sherringham>: No, no, no. Those expenses are solely related to our conversion to the Metavante System.
<Q – Bob Ramsey>: Okay, okay. With – as far as you all did have some conversion expenses this quarter, was that Chittenden or is that sort of part of this Metavante conversion as well?
<A – Philip Sherringham>: It’s part of Metavante conversion as well.
<Q – Bob Ramsey>: Okay. Are the Chittenden expenses all sort of down in the past in that case.
<A – Philip Sherringham>: Well, the Chittenden expenses as long as some internal expenses at legacy people will be coming down as we complete the conversion over time. Is that your question?
<Q – Bob Ramsey>: I guess I was asking about are there anymore one-time expenses related to that or has that all been worked through?
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People’s United Financial, Inc.	PBCT	Q4 2009 Earnings Call	Jan. 22, 2010
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<A – Philip Sherringham>: No, that’s all been worked through, through as far as the Chittenden is concerned, yeah.

<Q – Bob Ramsey>: Okay. And just sort of as you look at the operating expenses as you all said there will be 30 to 40 million higher this year for the core people, not included the systems conversion. Why not be a little more aggressive on the expense final look for sort of offsets for that expense increase?

<A – Philip Sherringham>: Well, we always do. And frankly, at this point, we think our budget are reasonably tight that’s something we monitor on an ongoing basis. We find out which rate is to reduce expenses, we will.

<Q – Bob Ramsey>: Okay. And then maybe last question. As you all mentioned the interest, your cash balances seem to be up pretty significantly in the quarter, is that just a factor of sort of timing of flows or is there any reason or any trend effect there.

<A – Philip Sherringham>: No. It’s just timing of flows. We’ve had very good deposit growth all year. As of many banks and part of this, of course, as you know is due the very lower interest rate environment we’re in, which doesn’t give folks any options when it comes to what to do with their money. As we extent, the stock markets are not all that attractive to many people still. That’s what you get I guess.

<Q – Bob Ramsey>: Okay. Thank you very much.
<A – Philip Sherringham>: Sure.
Operator: Your next question is a follow-up from the line of Matthew Kelley with Sterne, Agee. Please proceed.
<Q – Matthew Kelley>: Actually, that answered my last question, but one other different question getting back to deals, how many deals have you guys actually bid on in the FDIC assisted arena?
<A – Philip Sherringham>: Two.
<Q – Matthew Kelley>: Okay. Got you. And any thoughts on what are the companies paid for some larger transactions, how deals are being structured and just what you are observing...

<A – Philip Sherringham>: Well, I mean the nature of these bids. My sense with the FDIC does published the winning bid at least at this point. So you can get an idea what was paid for some of those. Again it’s a situation could be very attractive, where we’re monitoring it carefully, but non-assisted deals can be attractive too.

<Q – Matthew Kelley>: Sure, sure. All right. Thank you.
<A – Philip Sherringham>: Sure.
Operator: Your next question comes from the line of Mark Fitzgibbon with Sandler O’Neill. Please proceed.
<Q – Mark Fitzgibbon>: Good morning.
<A – Philip Sherringham>: Good morning.
<Q – Mark Fitzgibbon>: First, you could share with us what the 30 to 80-day delinquencies?
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People’s United Financial, Inc.	PBCT	Q4 2009 Earnings Call	Jan. 22, 2010
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<A – Philip Sherringham>: [indiscernible]

<Q – Mark Fitzgibbon>: Sure. The 80-day, while you’re getting there, I can ask my second question, which is related to the Financial Federal. I’m wondering how big a percentage of the total portfolio you likely led equipment financing become over time?

<A – Philip Sherringham>: Well, obviously it’s a significant growth in that portfolio without the acquisition. And we’re comfortable with that business. We have a track record ourselves over 10 years in the business. We like it. We’re not overly concerned about the business growing too much or anything I guess at this point. I won’t be able to be specific, we don’t have a limit on that business while I guess a lot of thing.

<Q – Mark Fitzgibbon>: Okay.

<A – Paul Burner>: Mark, it’s Paul. I’m actually looking at your product lines are 30 or 69, 30 to 90 day delinquencies and they remain stable. I don’t have them converted to percentages because that’s not something we’ve disclosed, but we do have I mean really good stability with regard to the trends there down from the beginning of the year.

<Q – Mark Fitzgibbon>: Okay. And then last question I had. I think was a quarter or two back, Philip, you’d made a comment, you thought that the hybrid mortgage market was starting to look interesting again. I’m wondering if you have any plans to sort of re-engage in this kind of business, given the excess capital that you have?

<A – Philip Sherringham>: I mean, again, we’re very engaged in the mortgage business in terms of origination it’s just we don’t portfolio the stuff. And our position really hasn’t changed on that so far. We still don’t think its attractive enough.

<Q – Mark Fitzgibbon>: Fair enough. Thank you much.
Operator: Sir, please proceed to closing remarks.
Philip Sherringham, Chief Executive Officer and President
All right. Well, thank you all for your questions and I guess we’ll see you next time.
Operator: Thank you for your participation in today’s conference. This concludes the presentation.
You may now disconnect. Good day.
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